EXHIBIT 8.1

LIST OF SUBSIDIARIES

The Company presently wholly owns Far East, a Hong Kong corporation, which, in turn, owns the following corporations:

Wholly-Owned

● Euro Tech Trading (Shanghai) Limited — a People's Republic of China corporation
● Euro Tech (China) Limited — a Hong Kong corporation
● ChinaH2O.com Limited — a Hong Kong corporation
● Shanghai Euro Tech Limited — a People's Republic of China corporation
● Shanghai Euro Tech Environmental Engineering Company, Ltd. — a People's Republic of China corporation
● Chongqing Euro Tech Rizhi Technology Company, Limited — a People's Republic of China corporation
● Rizhi Euro Tech Instrument (Shaanxi) Company Limited— a People's Republic of China corporation
● Guangzhou Euro Tech Environmental Equipment Company Limited— a People's Republic of China corporation

Majority Owned

● Yixing Pact Environmental Technology Company Limited — a People's Republic of China corporation
● Pact Asia Pacific Limited — a BV1 corporation ("PACT")

Other Entities

Pact Environmental Equipment Co. Limited — a People’s Republic of China joint venture, 60% owned by PACT

Zhejiang Tianlan Environmental Protection Technology Company Limited — a People's Republic of China corporation.*
Zhejiang Jia Huan Electronic Co. Ltd., — a People's Republic of China corporation.*

* A 50 percent or less owned person accounted for by the equity method as defined by SEC rules and regulations.